Exhibit 99.1

Isis Pharmaceuticals’ Contacts:

Kristina Lemonidis Associate Director, Investor Relations 760-603-2490	Amy Blackley, Ph.D. Manager, Corporate Communications 760-603-2772

ISIS REPORTS FINANCIAL RESULTS AND HIGHLIGHTS

FOR THIRD QUARTER OF 2007

•                  2007 net operating loss guidance reduced by $40 million to the mid to high $20 million range

•                  Mipomersen continues to show strong lipid lowering and attractive safety profile

•                  New strategic relationships continue to support value and breadth of antisense platform

•                  Conference call webcast Thursday, November 8, 10:00 a.m. EST at www.isispharm.com

CARLSBAD, Calif., November 8, 2007 - Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) today announced its financial results and highlights for the third quarter ended September 30, 2007. Isis had $10.1 million of income from operations in the third quarter of 2007 and a loss from operations for the nine months ended September 30, 2007 of $30.5 million compared to a loss from operations of $18.3 million and $51.4 million for the three and nine months ended September 30, 2006, according to GAAP. Isis’ strong financial results demonstrate the value Isis is recognizing from its dominant position in antisense technology. As previously announced, based on its financial results for the first nine months of 2007 and its projection for the fourth quarter, Isis revised its pro forma net operating loss (NOL) guidance downward to mid to high $20 million range, excluding non-cash compensation expense. Isis’ initial guidance for its 2007 NOL was in the mid to high $60 million range. Isis also extended its cash guidance to estimate that, based on reasonable assumptions for new sources of revenue and cash, it believes it has sufficient resources to meet its anticipated funding requirements through at least the end of 2010.

“Our improved financial position reflects the successes of our partnering strategy,” commented B. Lynne Parshall, Executive Vice President and CFO of Isis. “On the heels of our May partnership with Bristol-Myers Squibb, we recently announced another new partner, Ortho-McNeil, Inc. The interest from large pharmaceutical companies in our drugs to treat chronic diseases and the attractive valuations we are commanding in these recent collaborations flow directly from the maturity and value of our antisense technology exemplified by mipomersen’s performance. Recent Phase 2 data further demonstrate that mipomersen is potentially a very attractive drug. We have initiated our Phase 3 program for mipomersen in patients with familial hypercholesterolemia. The performance and safety of mipomersen in a chronic indication such as management of high cholesterol has added tremendous value to our entire pipeline.

“With the commitment of large pharmaceutical companies to develop our drugs, we are growing our pipeline and executing our strategy of licensing our drugs at key value inflection points,” Ms. Parshall continued. “We are also continuing to work with other biotechnology companies, creating a community of highly focused innovative companies, including Altair Therapeutics, that are furthering antisense drug discovery and development for diseases outside of our therapeutic focus areas. In the hands of our partners both large and small, our drugs continue to move forward and achieve milestones in clinical development - the most recent examples are the initiation of Phase 1 studies for ISIS

325568, which is part of our Ortho-McNeil partnership, OGX-427 by OncoGenex and iCo-007 by iCo Therapeutics, and progress by Eli Lilly in moving forward two anti-cancer drugs.

“We are using our technology to create drugs based on advances in new biological areas such as microRNA,” Ms. Parshall continued. “With the formation of Regulus, our joint venture with Alnylam Pharmaceuticals, we have created a company that benefits from years of Isis research in antisense mechanisms and oligonucleotide chemistry, as well as drug development experience. With these assets and tools, building on the combined strength of Isis’ and Alnylam’s microRNA-related intellectual property, we expect Regulus to advance new drugs rapidly toward the clinic. In addition, the broad applicability of our antisense technology enables us to expand into new and attractive disease areas where antisense drugs could offer effective ways to treat chronic diseases. We just recently announced a collaboration with CHDI to fund the discovery of antisense drugs to treat Huntington’s Disease. This partnership compliments our work in ALS, and will help us to create additional antisense drugs for central nervous system targets.

“Our improved financial position allows us to continue to invest in our expanding and advancing development pipeline. Last month, we added a fourth drug from our metabolic disease program, ISIS 388626 targeting SGLT2, to our pipeline. Our ability to rapidly fill the pipeline with novel attractive drugs reflects the power and efficiency of antisense drug discovery,” Ms. Parshall concluded.

Results of Operations

Isis’ income from operations for the three months ended September 30, 2007 and the decrease in the Company’s loss from operations for the nine months ended September 30, 2007, compared to the same period in 2006 was primarily a result of the $26.5 million licensing revenue that Isis earned in the third quarter of 2007 from Alnylam’s sublicense of Isis’ technology for the development of RNA interference therapeutics to Roche offset by higher expenses associated with the expanded development of its key programs and an increase in non-cash stock compensation reflecting the significant increase in Isis’ stock price.

Isis’ pro forma income from operations was $12.5 million for the third quarter of 2007 and its pro forma loss from operations was $23.3 million for the nine months ended September 30, 2007, compared to Isis’ pro forma loss from operations of $17.1 million and $47.6 million for the three and nine months ended September 30, 2006. The reasons for the decrease in the Company’s pro forma loss from operations for the nine months ended September 30, 2007 were the same as those for the decrease in the Company’s loss from operations according to GAAP other than the effect of non-cash compensation expense related to stock options.

As illustrated in the Selected Financial Information in this press release, pro forma operating expenses and pro forma income (loss) from operations were adjusted from GAAP to exclude non-cash compensation expense related to stock options and costs associated with restructuring activities. Isis has regularly reported non-GAAP measures for operating expenses and income (loss) from operations as pro forma results. These measures are provided as supplementary information and are not a substitute for financial measures calculated in accordance with GAAP. Isis reports pro forma results excluding certain items primarily related to stock option expense, which are non-cash, and restructuring activities, which are not part of ongoing operations. Isis reports these pro forma results to better enable financial statement users to assess and compare its historical performance and project its future operating results and cash flows. Further, the presentation of Isis’ pro forma results is consistent with how Isis’ management internally evaluates the performance of its operations.

Revenue

Total revenue for the three and nine months ended September 30, 2007 was $38.6 million and $44.9 million, respectively, compared to $3.3 million and $12.6 million for the same periods in 2006. Revenue was higher in 2007 compared to 2006 due to the $26.5 million licensing revenue that Isis earned from Alnylam in the third quarter of 2007 and revenue associated with its collaborations with Bristol-Myers Squibb (BMS), which began in May 2007 and Ortho-McNeil, which began in September 2007. Isis’ revenue fluctuates based on the nature and timing of payments under agreements with the Company’s partners, including license fees, milestone-related payments and other payments, such as the $26.5 million Isis received from Alnylam.

Expenses

In 2007, with the successful progression of the drugs in its pipeline, Isis has expanded its clinical development programs. Additionally, Isis has built the manufacturing, marketing and sales infrastructure required to successfully commercialize the Ibis T5000™ Biosensor System. These activities have led to an increase in operating expenses for the first nine months of 2007 compared to the same period in 2006. On a pro forma basis, operating expenses for the three and nine months ended September 30, 2007 were $26.1 million and $68.2 million, respectively, compared to $20.4 million and $60.2 million for the same periods in 2006.

Isis’ operating expenses for the three and nine months ended September 30, 2007 were $28.6 million and $75.4 million, respectively, compared to $21.5 million and $64.0 million for the same periods in 2006, according to GAAP. Beginning in 2006, Isis included in its operating results non-cash compensation expense related to stock options as required by current accounting rules. Non-cash compensation expense related to stock options was $2.5 million and $7.2 million for the three and nine months ended September 30, 2007, respectively, compared to $1.4 million and $4.2 million for the same periods in 2006, primarily reflecting the significant increase in Isis’ stock price from period to period.

Ibis Biosciences, Inc.

Ibis’ revenue for the three and nine months ended September 30, 2007 was $4.6 million and $8.1 million, respectively, compared to $2.1 million and $7.7 million for the same periods in 2006. Ibis earned commercial revenue of $1.0 million and $2.5 million for the three and nine months ended September 30, 2007, respectively, compared to $151,000 for each of the same periods in 2006. Commercial revenue consisted of revenue from sales of Ibis T5000 Biosensor Systems and assay kits, as well as revenue from Ibis’ assay services business. Because Ibis provides a full year of support for each Ibis T5000 Biosensor System following installation, Ibis is amortizing the revenue for each instrument sold over the period of this support obligation. Primarily as a result of the growing number of Ibis T5000 Biosensor System placements in 2007, commercial revenue in the third quarter of 2007 increased by 30% over the second quarter of 2007, building on the trend of increased commercial revenue quarter over quarter since the third quarter of 2006 when Ibis began earning commercial revenue. Additionally, Ibis generated revenue from its government contracts and grants of $3.6 million and $5.6 million for the three and nine months ended September 30, 2007, respectively, compared to $2.0 million and $7.6 million for the same periods in 2006. As Ibis has matured from research and development to commercial stage, some of its large government contracts that supported technology development have been successfully completed. Recently Ibis received contracts and grants for up to $5.4 million to fund the development of a wide variety of applications for the Ibis T5000 Biosensor System. There was a transient decline in contract revenue for the nine months ended September 30, 2007 compared to the same period in 2006 as a result of the timing of the initiation of these new contracts. Isis expects that government contracts will continue to provide a solid revenue base going forward.

Excluding non-cash compensation expense related to stock options, operating expenses for Ibis were $5.5 million and $14.1 million for the three and nine months ended September 30, 2007, respectively, compared to $3.5 million and $10.7 million for the same periods in 2006. The increase in operating expenses primarily reflects an increase in sales, marketing and manufacturing costs necessary to support the early commercialization phase of the Ibis T5000 Biosensor System. Ibis generated a loss from operations, excluding non-cash compensation expense related to stock options, of $851,000 and $6.0 million for the three and nine months ended September 30, 2007, respectively, compared to $1.4 million and $2.9 million for the same periods in 2006.

Early Retirement of Debt

In January 2007, Isis issued $162.5 million of 2 5/8% convertible subordinated notes due 2027. Using a portion of the net proceeds from the issuance of these 2 5/8% notes, Isis repurchased its 5 1/2% convertible subordinated notes due 2009. The significantly lower interest rate of the 2 5/8% notes reduces the Company’s cash interest payments by approximately $2.6 million annually. In addition, the extended maturity date of the 2 5/8% notes further strengthens Isis’ financial position. As a result of the early repayment of the 5 1/2% notes, Isis recognized a loss of $3.2 million in the first nine months of 2007, which included a $1.2 million non-cash write-off of unamortized debt issuance costs.

Regulus Therapeutics LLC

In September 2007, Isis and Alnylam formed Regulus, a joint venture focused on the discovery, development, and commercialization of microRNA therapeutics. Under accounting rules, Isis is considered the primary beneficiary of Regulus and is required to consolidate the financial results of Regulus. As a result, Isis’ consolidated financial statements now include the cash contributed by Alnylam to fund Regulus. Isis’ consolidated financial statements also include a line item called “Noncontrolling Interest in Regulus Therapeutics LLC.” On Isis’ Consolidated Balance Sheet, this line reflects Alnylam’s minority ownership of Regulus’ equity. As the joint venture progresses, this line item will be reduced by Alnylam’s share of Regulus’ net losses, which were $87,000 in the third quarter, until the balance becomes zero. The reductions to the Noncontrolling Interest in Regulus will be reflected in Isis’ Consolidated Statement of Operations using a similar line item and will provide a positive adjustment to Isis’ net income (loss) equal to Alnylam’s share of Regulus’ losses.

Net Income (Loss)

Isis’ net income for the quarter ended September 30, 2007 was $20.0 million and its net loss for the nine months ended September 30, 2007 was $4.0 million, compared to a net loss of $12.1 million and $31.8 million for the three and nine months ended September 30, 2006. Isis recognized a benefit of $8.7 million and $23.2 million for the three and nine months ended September 30, 2007, respectively, in the loss attributed to noncontrolling interest in Symphony GenIsis, Inc., resulting from Isis’ collaboration with Symphony GenIsis. The loss attributed to noncontrolling interest in Symphony GenIsis was $6.7 million and $20.3 million for the three and nine months ended September 30, 2006, respectively. Net loss for the first nine months of 2007 was lower compared to the same period in 2006 because of a decrease in the Company’s loss from operations, higher interest income, a net gain on investments and benefit related to the loss attributed to noncontrolling interest in Symphony GenIsis offset by the loss on early retirement of debt.

Net Loss Applicable to Common Stock

Isis’ net loss applicable to common stock for the three and nine months ended September 30, 2007 was $105.3 million or $1.25 per share and $129.3 million or $1.57 per share, respectively, compared to $12.1 million or $0.16 per share and $31.8 million or $0.44 per share for the same periods in 2006.

In September 2007, Isis purchased the equity of Symphony GenIsis at the pre-negotiated price of $120 million, which Isis paid with $80.4 million in cash and approximately 3.4 million shares of Isis stock. The $125.3 million on Isis’ Statement of Operations in a line item called “Excess Purchase Price over Carrying Value of Noncontrolling Interest in Symphony GenIsis, Inc.” represents a deemed dividend to the previous owners of Symphony GenIsis. A portion of the $125.3 million reflects the significant increase in Isis’ stock price used to calculate the value of the shares issued to Symphony Capital. This deemed dividend only impacts Isis’ net loss applicable to common stock and its net loss per share calculations and does not affect Isis’ net income (loss).

Balance Sheet

So far in 2007, Isis has completed several transactions that have significantly strengthened its financial position. In the first quarter, Isis issued the $162.5 million of 2 5/8% convertible subordinated notes. In the second quarter, Isis entered into a strategic partnership with Bristol-Myers Squibb (BMS). In the third quarter, Isis entered into a collaboration agreement with Ortho-McNeil. Additionally in the third quarter, Isis received the $26.5 million licensing fee from Alnylam’s transaction with Roche. These transactions represent the value that Isis is realizing from its extensive product pipeline and the successes of its partnering strategy, and provide Isis with the financial strength to continue to successfully execute its goals.

As of September 30, 2007, Isis had cash, cash equivalents and short-term investments of $146.0 million, which included $10.0 million of cash and cash equivalents held on behalf of Regulus, and had consolidated working capital of $131.4 million. In October 2007, Isis received approximately $52 million as payment for the $45 million upfront license fee, the $5 million milestone for initiating a Phase 1 study for ISIS 325568 and initial research and development funding associated with Isis’ recently announced collaboration with Ortho-McNeil. This $52 million is not reflected in Isis’ cash balance at September 30, 2007. At December 31, 2006, Isis had cash, cash equivalents and short-term investments of $193.3 million, which included $54.8 million of cash and cash equivalents held by Symphony GenIsis, and working capital of $181.1 million. The decrease in cash, cash equivalents and short-term investments primarily reflects the $80.4 million cash payment for the acquisition of Symphony GenIsis and the cash used in operations offset by the net cash received from the issuance of the 2 5/8% notes after repayment of the 5 1/2% notes, the $15 million upfront licensing fee received from BMS and the $26.5 million licensing fee received from Alnylam. Isis used $46.2 million of cash for operations in the first nine months of 2007, which was comparable to the same period of 2006.

BUSINESS HIGHLIGHTS

Mipomersen Development Highlights

At the Drugs Affecting Lipid Metabolism (DALM) Symposium, Isis announced further data supporting the attractive profile of mipomersen (ISIS 301012):

•                  Mipomersen effectively reduces lipids in all patient populations tested. Data presented in heterozygous familial hypercholesterolemia (FH) patients at DALM adds to the previously presented data for homozygous FH and routine high cholesterol in showing potent, dose dependent, linear decrease in lipids alone and in combination with other lipid lowering therapies.

•                  Mipomersen has a unique profile in lowering all atherogenic lipids. Adding to previously presented data that showed statistically significant reductions of LDL, VLDL and triglycerides, data presented at DALM showed statistically significant reductions of Lp(a), an independent cardiovascular risk factor.

•                  Isis presented the first safety data from long-term treatment with mipomersen showing that, as predicted by long-term studies in monkeys and mice, the drug continues to be well tolerated in patients treated for five months and longer.

•                  Isis presented preclinical data showing that inhibition of apoB-100 (the target of mipomersen) results in changes in fat metabolism that reduce liver fat, adding additional mechanistic support for the mipomersen safety profile.

•                  Isis initiated its Phase 3 program for mipomersen in patients with FH.

Partnership Highlights

Isis’ partnership strategy continues to create a broad pipeline of antisense drugs designed to treat human diseases in many therapeutic areas and provide a growing annuity of licensing, sublicensing, and milestone income, with the potential for future royalties and in some cases opportunities for upside in the form of equity in partner companies.

•                  Isis added another major pharmaceutical company partner, Ortho-McNeil, Inc., a Johnson and Johnson company.

•                  Isis leveraged its intellectual property position by licensing technology to Archemix for aptamer drug applications.

•                  Isis expanded its dominant role in antisense technology with the formation of Regulus, its microRNA joint venture with Alnylam.

•                  Isis licensed ISIS 369645, its drug targeting IL-4R alpha, to newly formed Altair, a venture capital funded company created to focus on development and commercialization of antisense drugs for respiratory conditions.

•                  Isis secured nearly $10 million in funding from CHDI to discover antisense drugs to treat Huntington’s Disease.

•                  Isis and Pfizer extended their research agreement, adding to the scope of target validation activities.

•                  Isis received $26.5 million from Alnylam related to Alnylam’s alliance with Roche Holding AG.

Isis’ existing partners continued to move drugs forward in development:

•                  Isis began a Phase 1 study for ISIS 325568 targeting the glucagon receptor for treatment of Type 2 diabetes, resulting in a milestone paid to Isis by Ortho-McNeil.

•                  iCo began a Phase 1 study of iCo-007, an Isis-discovered antisense drug targeting c-Raf kinase for the treatment of various eye diseases, resulting in a milestone payment to Isis from iCo.

•                  OncoGenex and Isis reported encouraging interim Phase 2 data for OGX-011, an antisense drug targeting clusterin, in combination with docetaxel in hormone refractory prostate cancer.

•                  OncoGenex initiated a Phase 1 trial in cancer of OGX-427, an antisense drug targeting HSP-27 licensed from Isis.

Other Highlights

•                  Ibis Biosciences received contracts and grants for up to $5.4 million to fund the development of a wide variety of applications for the Ibis T5000 Biosensor System.

•                  Isis advanced ISIS 388626, an antisense drug targeting SGLT2, into development for treatment of Type 2 diabetes.

•                  Isis purchased Symphony GenIsis and regained full ownership of mipomersen as well as the two Type 2 diabetes drugs subsequently licensed to Ortho-McNeil, ISIS 325568 and ISIS 377131.

Conference Call

At 10:00 a.m. Eastern Time today, November 8, Isis will conduct a live webcast conference call to discuss this earnings release and related activities. Interested parties may access the webcast at www.isispharm.com, or listen to the call by dialing 877-660-8922. A webcast replay will be available for a limited time at the same address.

ABOUT ISIS PHARMACEUTICALS, INC.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners. The Company has successfully commercialized the world’s first antisense drug and has 18 drugs in development. Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases. Isis’ partners are developing drugs for a wide variety of diseases. Ibis Biosciences, Inc., Isis’ wholly owned subsidiary, is developing and commercializing the Ibis T5000™ Biosensor System, a revolutionary system to identify infectious organisms. Isis is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development and commercialization of microRNA therapeutics. As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide. Additional information about Isis is available at www.isispharm.com.

This press release includes forward-looking statements regarding Isis Pharmaceuticals’ business, the financial outlook for Isis as well as its Ibis Biosciences subsidiary and its Regulus joint venture, and the therapeutic and commercial potential of Isis’ technologies and products in development. Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products. Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis. As a result, you are cautioned not to rely on these forward-looking statements. These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2006, and its quarterly report on Form 10-Q for the quarter ended June 30, 2007, which are on file with the SEC. Copies of these and other documents are available from the Company.

In this press release, unless the context requires otherwise, “Isis,” “Company,” “we,” “our,” and “us” refers to Isis Pharmaceuticals and its subsidiaries.

Isis Pharmaceuticals is a registered trademark of Isis Pharmaceuticals, Inc. Ibis Biosciences and Ibis T5000 are trademarks of Ibis Biosciences, Inc. Regulus Therapeutics is a trademark of Regulus Therapeutics LLC.

ISIS PHARMACEUTICALS, INC.

SELECTED FINANCIAL INFORMATION

Condensed Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

	Three months ended,		Nine months ended,
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenue:
Research and development revenue under collaborative agreements	$11,921	$2,469	$17,404	$11,260
Licensing and royalty revenue	26,710	784	27,489	1,327
Total revenue	38,631	3,253	44,893	12,587

Expenses:
Research and development	24,296	18,973	64,629	56,327
Selling, general and administrative	4,278	2,823	10,769	8,099
Restructuring activities	—	(279)	—	(457)
Total operating expenses	28,574	21,517	75,398	63,969

Income (loss) from operations	10,057	(18,264)	(30,505)	(51,382)

Other income (expense):
Investment income	2,603	1,682	9,058	3,837
Interest expense	(1,488)	(2,256)	(6,132)	(6,816)
Gain on investments, net	—	—	3,510	2,263
Loss on early retirement of debt	—	—	(3,212)	—
Loss attributed to noncontrolling interest in Symphony GenIsis, Inc.	8,748	6,733	23,157	20,341
Loss attributed to noncontrolling interest in Regulus Therapeutics LLC	87	—	87	—

Net income (loss)	20,007	(12,105)	(4,037)	(31,757)

Excess purchase price over carrying value of noncontrolling interest in Symphony GenIsis, Inc.	(125,311)	—	(125,311)	—

Net loss applicable to common stock	$(105,304)	$(12,105)	$(129,348)	$(31,757)

Basic and diluted net loss per share	$(1.25)	$(0.16)	$(1.57)	$(0.44)
Shares used in computing basic and diluted net loss per share	83,942	73,588	82,650	72,934

Isis Pharmaceuticals, Inc.

Reconciliation of GAAP to Pro Forma Basis:

Condensed Consolidated Operating Expenses and Loss From Operations

(In Thousands)

	Three months ended, September 30,		Nine months ended, September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

As reported operating expenses according to GAAP	$28,574	$21,517	$75,398	$63,969
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(2,455)	(1,417)	(7,208)	(4,190)
Excluding restructuring activities	—	279	—	457

Pro forma operating expenses	$26,119	$20,379	$68,190	$60,236

As reported income (loss) from operations according to GAAP	$10,057	$(18,264)	$(30,505)	$(51,382)
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(2,455)	(1,417)	(7,208)	(4,190)
Excluding restructuring activities	—	279	—	457

Pro forma income (loss) from operations	$12,512	$(17,126)	$(23,297)	$(47,649)

Ibis Biosciences, Inc.

Statements of Operations

(In Thousands)

	Three months ended,		Nine months ended,
	September 30,		September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Revenue:
Commercial revenue (1)	$1,049	$151	$2,490	$151
Research and development revenue under collaborative agreements	3,589	1,988	5,615	7,596
Total revenue	4,638	2,139	8,105	7,747

Expenses:
Cost of commercial revenue (2)	767	65	2,004	65
Research and development	3,791	2,992	10,002	9,547
Selling, general and administrative	1,328	736	3,351	1,789
Total operating expenses	5,886	3,793	15,357	11,401

Loss from operations	$(1,248)	$(1,654)	$(7,252)	$(3,654)

(1)	Ibis’ commercial revenue has been classified as research and development revenue under collaborative agreements on Isis’ condensed consolidated statement of operations.

(2)	Ibis’ cost of commercial revenue has been classified as research and development expenses on Isis’ condensed consolidated statement of operations.

Ibis Biosciences, Inc.

Reconciliation of GAAP to Pro Forma Basis:

Condensed Consolidated Operating Expenses and Loss From Operations

(In Thousands)

	Three months ended, September 30,		Nine months ended, September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

As reported operating expenses according to GAAP	$5,886	$3,793	$15,357	$11,401
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(397)	(250)	(1,212)	(706)

Pro forma operating expenses	$5,489	$3,543	$14,145	$10,695

As reported loss from operations according to GAAP	$(1,248)	$(1,654)	$(7,252)	$(3,654)
Excluding compensation expense related to stock options pursuant to SFAS 123(R)	(397)	(250)	(1,212)	(706)

Pro forma loss from operations	$(851)	$(1,404)	$(6,040)	$(2,948)

Isis Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)
Assets:
Cash, cash equivalents and short-term investments	$145,991	$193,333
Other current assets	15,396	12,870
Property, plant and equipment, net	6,583	7,157
Other assets	45,033	42,547
Total assets	$213,003	$255,907

Liabilities, noncontrolling interest and stockholders’ equity:
Current liabilities	$29,966	$25,139
5 ½% convertible subordinated notes	—	125,000
2 5/8% convertible subordinated notes	162,500	—
Long-term obligations, net of current portion	10,353	7,866
Noncontrolling interest in Symphony GenIsis, Inc.	—	29,339
Noncontrolling interest in Regulus Therapeutics LLC	9,952	—
Stockholders’ equity	232	68,563
Total liabilities, noncontrolling interest and stockholders’ equity equity	$213,003	$255,907

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